EXHIBIT 10.1
SOURCEFORGE, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Scott L. Kauffman (“Executive”) and SourceForge, Inc. (the “Company”), effective as of December 3, 2008 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Position and Duties.

(i) For the period beginning as of the Effective Date and ending on January 4, 2009, Executive will be employed by the Company on a part-time basis, engaging in activities related to his transition into the position of President and Chief Executive Officer and reporting to the Company's Board of Directors (the "Board").  During such period of part-time employment, which is referred to herein as the "Transition Term," Executive shall be permitted to balance his attention to Company matters with his prior business commitments.

(ii) Beginning on January 5, 2009 (the “Full-Time Start Date”), Executive will serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned by the Board. The Board may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s full-time employment under this Agreement commencing on the Full-Time Start Date is referred to herein as the “Employment Term.”

(b) Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval. Upon termination of the Employment Term, Executive shall resign from the Board.

(c) Obligations. During the Transition Term, Executive will be only obligated to perform services to the Company on a part-time basis. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Notwithstanding the foregoing, Executive may continue to serve as an outside corporate board member for those four (4) companies listed on Schedule A, so long as such service does not interfere with Executive’s performance of his responsibilities and duties to the Company. Further, Executive agrees in good faith to reduce his board memberships over time to no more than two (2) board memberships as the opportunity arises.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination prior to or following a Change of Control, Executive will not be entitled to any acceleration of Award vesting or severance pay based on termination of employment other than as provided by this Agreement. If Executive should resign his employment, the Company requests, as a courtesy, that Executive provides at least thirty (30) day advance notice to the Board.

3. Compensation.

(a) Base Salary. For the Transition Term, the Company will pay Executive a one-time payment equal to $10,000 as compensation for Executive’s services. Such payment will be paid on the first payroll date to occur following the commencement of the Employment Term in January 2009. During the Employment Term, the Company will pay Executive an annual salary of not less than $400,000 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Target Bonus. Executive will be eligible to receive an annual target bonus of seventy-five percent (75%) of, with a maximum annual target bonus of up to one hundred fifty percent (150%) of, Executive’s Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the Compensation Committee of the Board in its sole discretion (the “Target Bonus”). Executive’s Target Bonus will be subject to the terms of the Company’s Named Executive Officer Bonus Policy and Plan (the “Bonus Plan”). Currently, pursuant to the Bonus Plan the Target Bonus will be paid quarterly based on achievement of quarterly performance objectives with payment made within sixty (60) days after the end of each fiscal quarter. The Company may, in its discretion, modify the Bonus Plan to, without limitation, make bonus payments annually to participants, in which case Executive’s Target Bonus will also then be paid annually. In no event, however, shall the Target Bonus, or any portion thereof, be paid after the later of (i) March 15 following the calendar year in which such Target Bonus is earned or (ii) the 15th day of the 3rd month following the close of the Company’s fiscal year in which such Target Bonus is earned. On the six (6) month anniversary of the Full-Time Start Date, Executive will receive the pro-rata portion of the Target Bonus at seventy-five percent (75%) of Executive’s Base Salary, which is equal to $150,000, subject to Executive’s continued employment with the Company through such date.

(c) Equity.

(i) At the meeting of the Board on December 3, 2008, it will be recommended to the Board that Executive be granted a stock option to purchase 2,250,000 shares of the Company’s Common Stock (the “Option”) at the fair market value of the Company’s Common Stock on the date of grant (i.e., December 3, 2008). Subject to the accelerated vesting provisions set forth herein below in Section 7, the Option will vest as to 25% of the shares subject to the Option one (1) year after the Effective Date, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Effective Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable on the four (4) year anniversary of the Effective Date, subject to Executive continuing to be a service provider to the Company, as defined in the Company’s 2007 Equity Incentive Plan (the “Equity Plan”) through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Equity Plan and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference

(ii) Executive will be eligible to receive awards of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares or other equity awards (“Awards”) pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such Awards and the terms of any such Award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to three (3) weeks (15 working days) of paid time off (“PTO”) annually, in accordance with the Company’s PTO policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Upon Executive’s termination of employment, Executive will be entitled to receive Executive’s accrued but unpaid vacation through the date of Executive’s termination.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance Benefits.

(a) Termination for other than Cause, Death or Disability Prior to a Change of Control or after Twelve Months Following a Change of Control. During the Employment Term, if prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment other than for Cause, death or Disability, then, subject to Section 7(c) below, Executive will receive the following severance from the Company:

(i) Severance Payment. Executive will receive: (A) a lump-sum severance payment in an amount equal to twelve (12) months of his Base Salary (as in effect immediately prior to Executive’s termination), and (B) a lump-sum amount equal to the pro-rata portion of Executive’s Target Bonus at seventy-five percent (75%) of Executive’s Base Salary for the period beginning on the first day of the Target Bonus period for the quarter or year, as applicable, in which Executive’s employment is terminated and ending on the date of Executive’s termination. Executive will receive the foregoing amounts, less applicable withholdings, not later than five (5) business days after the effective date of the Release (as defined in Section 7(c) below).

(ii) Accelerated Vesting. The unvested portion of the Option that would normally vest over the following twelve (12) months from the date of Executive’s termination will immediately vest prior to Executive’s termination and become exercisable. The Option will remain exercisable, to the extent applicable, following the date of termination for the period prescribed in the Equity Plan and Option Agreement.

(iii) Continued Employee Benefits. Executive will receive Company-paid coverage for the cost of continuation coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.

(b) Termination for other than Cause, Death or Disability or Resignation for Good Reason Within Twelve Months Following a Change of Control. During the Employment Term, if within twelve (12) months following a Change of Control, (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment other than for Cause, death or Disability, or (ii) upon Executive’s resignation with the Company (or any parent or subsidiary or successor of the Company) for Good Reason, then, subject to Section 7(c) below, Executive will receive the following severance from the Company:

(i) Severance Payment. Executive will receive: (A) a lump-sum severance payment in an amount equal to twelve (12) months of his Base Salary (as in effect immediately prior to Executive’s termination), and (B) a lump-sum amount equal to Executive’s Target Bonus for one (1) year equal to seventy-five percent (75%) of Executive’s Base Salary. Executive will receive the foregoing amounts, less applicable withholdings, not later than five (5) business days after the effective date of the Release.

(ii) Accelerated Vesting. The unvested portion of the Option that would normally vest over the following eighteen (18) months from the date of Executive’s termination will immediately vest prior to Executive’s termination and become exercisable. The Option will remain exercisable, to the extent applicable, following the date of termination for the period prescribed in the Equity Plan and Option Agreement.

(iii) Continued Employee Benefits. Executive will receive Company-paid coverage for the cost of continuation coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.

(c) Separation and Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to the Executive signing and not revoking a separation and release of claims agreement in a form reasonably acceptable to the Company (the “Release”), which must become effective no later than the 60th day following the Executive’s termination of employment (the “Release Deadline”), and if not, the Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by the Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without the Executive having revoked the Release. In addition, no severance payments or benefits will be paid or provided until the Release actually becomes effective.

(d) Death Benefits. If Executive should die before all amounts due under this Agreement have been paid, such unpaid amounts will be paid in a lump sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(e) Voluntary Resignation; Termination due to Death or Disability. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon Good Reason following a Change of Control), or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned through the date of termination), and (iii) Executive will not be entitled to receive severance or other benefits except for those benefits (if any) which do not concern acceleration of Award vesting or severance pay based on termination of employment as may then be established under other Company policies or programs, if any.

(f) Termination for Cause. If Executive’s employment with the Company terminates for Cause by the Company (or any parent or subsidiary or successor of the Company), then (i) all vesting will terminate as of the termination date with respect to Executive’s outstanding Awards, and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately as of the date thereof (except as to amounts already earned as of the date Executive receives written notification of Executive’s termination for Cause).

(g)  Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of Award vesting or severance pay other than those benefits expressly set forth in this Section 7.

(h) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any other official guidance promulgated thereunder (“Section 409A”), at the time of Executive’s termination, then, if required, the severance and benefits payable to Executive pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order unless the Company determines in writing a different order: (1) reduction of the severance payments under Sections 7(a)(i) or 7(b)(i); (2) cancellation of accelerated vesting of Awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by an independent firm immediately prior to Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 8.

9. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with group health benefits (i.e., medical, dental and vision benefits). Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 7. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for Executive’s eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage that is reasonably available to Executive and/or Executive’s eligible dependents.

(b) Cause. “Cause” is defined as a determination by the Company of any of the following: (i) any act of personal dishonesty involving Executive that is material to Executive’s responsibilities as an employee of the Company; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or (iv) violations by Executive of Executive’s obligations as an employee of the Company which are demonstrably material, willful and deliberate on Executive’s part and are not discontinued within thirty (30) days after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed Executive’s duties (unless such violation by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required).

(c) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities (the “Voting Securities”); provided, however, that for purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control; or

(ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or related series of acquisitions; provided, however, that for purposes of this Section 9(c)(ii) the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this Section 9(c)(ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it does not constitute a change in control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii).

(d) Disability. “Disability” will mean that Executive has been unable to perform Executive’s Company duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(e) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following events without Executive’s consent: (i) the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of Executive from such position and responsibilities, unless Executive is provided with comparable authority, duties or responsibilities; provided, however, it being understood that a new position within a larger combined company does not constitute “Good Reason” if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that Executive may not retain as senior a position overall within the larger combined company as Executive’s prior position; (ii) a material reduction of Executive’s Base Salary; (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than fifty (50) miles from Executive’s then-present location shall not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of this Agreement or any agreement in connection with any Award. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(f) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law. The failure of the Company to obtain the assumption of this Agreement by any successor will constitute a material breach of a material part of this Agreement.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation by Executive will be communicated by a notice of termination to the other party hereto given in accordance with Section 11(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date consistent with any applicable cure period as set forth in Section 9(b) or 9(e) above or, if not applicable, not more than thirty (30) days after the giving of such notice. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

12.  Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Santa Clara County, California.

(d) Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13. Confidential Information. Executive agrees to enter into the Company’s standard At-Will Employment, Confidential Information, Invention and Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

14. Representation re Former Employers. Executive represents and warrants that, to the best of his knowledge and good faith assessment (i) acceptance of the terms of this employment agreement and the fulfillment of its terms will not constitute a breach of, default under, or conflict with any agreement or other instrument to which Executive is a party or to which Executive is bound; and (ii) no agreement or other instrument exists to which Executive is a party or to which Executive is bound that will prevent, impair, or otherwise interfere with Executive being employed by the Company or performing the duties of his position as set forth herein. Executive further agrees not to bring any third-party confidential information to the Company, including that of any former employer, and that he will not in any way utilize any such information in performing his duties for the Company.

15. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(c) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e) Entire Agreement. This Agreement, together with the Equity Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the outline of major terms of employment, dated November 10, 2008. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h) Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	SOURCEFORGE, INC.

	By:	//s// Robert M. Neumeister, Jr.

	Title:	Chairman of the Board of Directors

EXECUTIVE	By:	//s// Scott L. Kauffman

	Title:	Individual

Schedule A

Executive presently serves as a member of the board of directors of the following companies:

Coremetrics, Inc.

MDC Partners, Inc.

PopTok Ltd.

Zango, Inc.